Ex. 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Registration Statement of Structural Dynamics Research Corporation on Form S-4 of our report dated February 10, 1994 on our audits of the financial statements of Point Control Co. and subsidiaries for the year ended December 31, 1993 (not presented separately herein), which report appears in the Joint Proxy Statement/Prospectus, which is part of the Registration Statement. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand
Coopers & Lybrand L.L.P.

Eugene, Oregon
May 8, 1996
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